Pricing Supplement To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement AI dated May 28, 2008	Pricing Supplement No. 410AI Registration Statement No. 333-137902 Dated June 6, 2008; Rule 424(b)(2)

Deutsche Bank AG

Structured Investments	Deutsche Bank $9,338,000 Return Enhanced Notes Linked to an Equally Weighted Basket of 11 Basket Stocks due June 23, 2010

General

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The notes are designed for investors who seek a return of three times the appreciation of an equally weighted basket of 11 common stocks (including American Depositary Shares, or ADSs) up to a maximum total return on the notes of 32.10% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 23, 2010†.
•	Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.
•	The notes priced on June 6, 2008 and are expected to settle on June 11, 2008.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Basket:	The Basket consists of 11 common stocks, including ADSs (each, a “Basket Stock” and collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under “The Basket” on page 1 of this pricing supplement.
Upside Leverage Factor:	3
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 face amount equal to the Basket Return multiplied by three, subject to the Maximum Total Return on the notes of 32.10%. For example, if the Basket Return is more than 10.70%, you will receive the Maximum Total Return on the notes of 32.10%, which entitles you to a maximum payment at maturity of $1,321 for every $1,000 face amount that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 face amount will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Basket Return x 3)

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the face amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 face amount will be calculated as follows:
$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level
Starting Basket Level
Starting Basket Level:	100
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the five Ending Averaging Dates.
Basket Closing Level:

For each of the Ending Averaging Dates, the Basket Closing Level will be calculated as follows:

100 x [1 + the sum of the Stock Returns of each Basket Stock on the relevant Ending Averaging Date x (1/11)]

Stock Return:	With respect to each Basket Stock, on each of the Ending Averaging Dates:
Final Share Price – Initial Share Price
Initial Share Price
Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the pricing date.
Final Share Price:	With respect to each Basket Stock, on each of the Ending Averaging Dates, the closing price of one share of such Basket Stock on such day times the Stock Adjustment Factor for such Basket Stock on such day.
Stock Adjustment Factor:	With respect to each Basket Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Securities — Payment at Maturity” and “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement AI for further information.
Ending Averaging Dates†:	June 14, 2010, June 15, 2010, June 16, 2010, June 17, 2010 and June 18, 2010
Maturity Date†:	June 23, 2010
CUSIP:	2515A0LS0

† Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement AI.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page 14 of the accompanying product supplement AI and “Selected Risk Considerations” beginning on page 4 of this pricing supplement.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Us
Per note	$1,000	$15	$985
Total	$9,338,000	$100,260	$9,237,740

(1) Certain fiduciary accounts will pay a purchase price of $985 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

(2) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. acting as placement agents for the notes, will receive a fee from the Issuer of $15 per $1,000 face amount of notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from accounts other than such fiduciary accounts.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

Placement Agent

June 6, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement AI dated May 28, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AI dated May 28, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508123536/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol (US)	Basket Stock	Exchange	Stock Weighting	Initial Share Price
MMM	3M Company	NYSE	1/11	74.86
AG	AGCO Corporation	NYSE	1/11	55.14
CX	CEMEX, S.A.B. de C.V. (ADSs)	NYSE	1/11	28.02
GLW	Corning Incorporated	NYSE	1/11	26.55
DE	Deere & Company	NYSE	1/11	81.31
DOV	Dover Corporation	NYSE	1/11	51.93
ITW	Illinois Tool Works Inc.	NYSE	1/11	50.16
SI	Siemens Aktiengesellschaft (ADSs)	NYSE	1/11	109.24
TXT	Textron Inc.	NYSE	1/11	58.95
TYC	Tyco International Ltd.	NYSE	1/11	44.01
UTX	United Technologies Corporation	NYSE	1/11	67.01

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 face amount to $1,000. The hypothetical total returns reflect the Maximum Total Return on the notes of 32.10%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180	80.00%	32.10%
165	65.00%	32.10%
150	50.00%	32.10%
140	40.00%	32.10%
130	30.00%	32.10%
110.7	10.70%	32.10%
110	10.00%	30.00%
107.5	7.50%	22.50%
105	5.00%	15.00%
102.5	2.50%	7.50%
101	1.00%	3.00%
100	0.00%	0.00%
95	-5.00%	-5.00%
90	-10.00%	-10.00%
85	-15.00%	-15.00%
80	-20.00%	-20.00%
70	-30.00%	-30.00%
60	-40.00%	-40.00%
50	-50.00%	-50.00%
40	-60.00%	-60.00%
30	-70.00%	-70.00%
20	-80.00%	-80.00%
10	-90.00%	-90.00%
0	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 110. Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100 and the Basket Return of 10% multiplied by 3 does not exceed the Maximum Total Return of 32.10%, the investor receives a payment at maturity of $1,300 per $1,000 face amount, calculated as follows:

$1,000 + [$1,000 x (10% x 3)] = $1,300

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 3 exceeds the Maximum Total Return of 32.10%, the investor receives a payment at maturity of $1,321 per $1,000 face amount, the maximum payment on the notes.

Example 3: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative and the investor receives a payment at maturity of $800 per $1,000 face amount, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by three, up to the Maximum Total Return on the notes of 32.10%, or $1,321 for every $1,000 face amount. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 11 BASKET STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 11 Basket Stocks. These Basket Stocks are the common stocks (including ADSs) of 3M Company, AGCO Corporation, CEMEX, S.A.B. de C.V. (which we refer to as “CEMEX”), Corning Incorporated, Deere & Company, Dover Corporation, Illinois Tool Works Inc., Siemens Aktiengesellschaft (which we refer to as “Siemens”), Textron Inc., Tyco International Ltd. and United Technologies Corporation.

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CERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable under current law to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not be required to recognize taxable income prior to the maturity of your notes, other than pursuant to a sale or exchange, and your gain or loss on the notes should be long-term capital gain or loss if you hold the notes for more than one year.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes might differ materially and adversely. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement. On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the notes (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement AI dated May 28, 2008.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 face amount, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 32.10% on the $1,000 face amount, regardless of the appreciation in the Basket, which may be significant.

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CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket consisting of 11 Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of some of the Basket Stocks increase, the value of other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of some of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.

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NO OWNERSHIP RIGHTS IN THE BASKET STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Stocks, such as voting rights or dividend payments. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF CEMEX AND SIEMENS AND THE RIGHTS OF HOLDERS OF THE SHARES OF CEMEX AND SIEMENS — Because the notes are linked, in part, to the performance of an ADS representing ten Ordinary Participation Certificates of CEMEX (each of which in turn represents two Series A shares and one Series B share of CEMEX, which, together with the Ordinary Participation Certificates of CEMEX, we refer to as the “CEMEX Underlying Stocks”) and an ADS representing one common share of Siemens (which we refer to as the “Siemens Underlying Stock” and, together with the CEMEX Underlying Stocks, the “Underlying Stocks”), you should be aware that your note is linked, in part, to the price of the ADSs and not the Underlying Stocks. There are important differences between the rights of holders of ADSs and holders of the Underlying Stocks. Each ADS is a security evidenced by American Depositary Receipts that represents the applicable Underlying Stocks. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of CEMEX or Siemens, as applicable, the relevant ADS depositary and holders of the applicable ADSs, which may be different from the rights of holders of the applicable Underlying Stocks. For example, CEMEX or Siemens, as applicable, may make distributions in respect of the applicable Underlying Stocks that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the applicable Underlying Stocks may be significant and may materially and adversely affect the value of the notes.

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NO AFFILIATION WITH THE BASKET STOCK ISSUERS — We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this pricing supplement. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of ADSs representing interests in the CEMEX Underlying Stocks and the Siemens Underlying Stock, which are issued by Mexican and German issuers, respectively, involves risks associated with the home countries of CEMEX and Siemens. The notes are linked, in part, to ADSs of CEMEX and Siemens, which are quoted and traded in U.S. dollars on the New York Stock Exchange, which may trade differently from the CEMEX Underlying Stocks quoted and traded in Mexican pesos on the Mexican Stock Exchange and the Siemens Underlying Stock quoted and traded in European Union euros on the Frankfurt Stock Exchange, respectively. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of CEMEX and Siemens, respectively, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the ADSs of CEMEX and Siemens are quoted and traded in U.S. dollars on the New York Stock Exchange, the CEMEX Underlying Stocks are quoted and traded in Mexican pesos on the Mexican Stock Exchange and the Siemens Underlying Stock is quoted and traded in European Union euros on the Frankfurt Stock Exchange, fluctuations in the exchange rates between the Mexican peso and the U.S. dollar (with respect to CEMEX) and between the European Union euro and the U.S. dollar (with respect to Siemens) will likely affect the relative value of the ADSs of CEMEX and the CEMEX Underlying Stocks and the relative value of the ADSs of Siemens and the Siemens Underlying Stock and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the Final Share Price of the applicable ADSs will be greater than, equal to or less than its Initial Share Price. The Mexican peso and the European Union euro have been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Mexican peso and the U.S. dollar and in the exchange rate of the European Union euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Mexican peso and the U.S. dollar and between the European Union euro and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico, Germany and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Mexico, Germany and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Mexico, Germany, the United States and other jurisdictions important to international trade and finance.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full face amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank Securities Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank Securities Inc. may be willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. For example, if Cemex or Siemens is delisted or no longer admitted to trading on a U.S. securities exchange or if the applicable ADS facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select a successor Basket Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuer(s) or providing advisory services to such Basket Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Basket Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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HEDGING AND TRADING IN THE BASKET STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement AI for further information.

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MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility in the Basket Stocks;
•	the time to maturity of the notes;
•	the dividend rates paid on the Basket Stocks;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the exchange rates and volatility of the exchange rates between the U.S. dollar and the Mexican peso and between the U.S. dollar and the European Union euro;
•	the occurrence of certain events affecting the issuer(s) of the Basket Stock(s) that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these comments could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Basket Stocks

Public Information

All information contained herein on the Basket Stocks and on the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Underlying Stock or Basket Stock” beginning on page 52 of the accompanying product supplement AI for more information.

Historical Information of the Basket Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Basket Stocks as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Basket Stocks from January 2, 2003 through June 6, 2008. The graph of the historical Basket performance assumes the Basket Closing Level on June 6, 2008 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

3M Company (“3M”)

According to its publicly available filings with the SEC, 3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. The common stock of 3M, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of 3M in the accompanying product supplement AI. 3M’s SEC file number is 001-03285.

Historical Information of the Common Stock of 3M

The following graph sets forth the historical performance of the common stock of 3M based on the weekly closing price (in U.S. dollars) of the common stock of 3M from January 2, 2003 through June 6, 2008. The closing price of the common stock of 3M on June 6, 2008 was $74.86.

AGCO Corporation (“AGCO”)

According to its publicly available filings with the SEC, AGCO distributes, manufactures and sells a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements and a line of diesel engines. In addition, AGCO provides retail financing through its joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. The common stock of AGCO, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AGCO in the accompanying product supplement AI. AGCO’s SEC file number is 001-12930.

Historical Information of the Common Stock of AGCO

The following graph sets forth the historical performance of the common stock of AGCO based on the weekly closing price (in U.S. dollars) of the common stock of AGCO from January 2, 2003 through June 6, 2008. The closing price of the common stock of AGCO on June 6, 2008 was $55.14.

CEMEX, S.A.B. de C.V. (“CEMEX”)

According to its publicly available filings with the SEC, CEMEX is a Mexican holding company primarily engaged, through its operating subsidiaries, in the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and clinker. The ADSs, each representing ten Ordinary Participation Certificates, each of which in turn represents two Series A shares and one Series B share of CEMEX, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CEMEX in the accompanying product supplement AI. CEMEX’s SEC file number is 001-14946.

Historical Information of the ADSs of CEMEX

The following graph sets forth the historical performance of the ADSs of CEMEX based on the weekly closing price (in U.S. dollars) of the ADSs of CEMEX from January 2, 2003 through June 6, 2008. The closing price of the ADSs of CEMEX on June 6, 2008 was $28.02.

Corning Incorporated (“Corning”)

According to its publicly available filings with the SEC, Corning is a global, technology-based corporation that operates in four reportable business segments: display technologies, telecommunications, environmental technologies and life sciences. The common stock of Corning, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Corning in the accompanying product supplement AI. Corning’s SEC file number is 001-03247.

Historical Information of the Common Stock of Corning

The following graph sets forth the historical performance of the common stock of Corning based on the weekly closing price (in U.S. dollars) of the common stock of Corning from January 2, 2003 through June 6, 2008. The closing price of the common stock of Corning on June 6, 2008 was $26.55.

Deere & Company

According to its publicly available filings with the SEC, Deere & Company, through its subsidiaries, is engaged in the manufacture, distribution and sale of agricultural equipment, commercial and consumer equipment and construction and forestry equipment. Deere & Company also provides financing for sales and leases by dealers of new and used equipment. The common stock of Deere & Company, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Deere & Company in the accompanying product supplement AI. Deere & Company’s SEC file number is 001-04121.

Historical Information of the Common Stock of Deere & Company

The following graph sets forth the historical performance of the common stock of Deere & Company based on the weekly closing price (in U.S. dollars) of the common stock of Deere & Company from January 2, 2003 through June 6, 2008. The closing price of the common stock of Deere & Company on June 6, 2008 was $81.31.

Dover Corporation (“Dover”)

According to its publicly available filings with the SEC, Dover is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. The common stock of Dover, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Dover in the accompanying product supplement AI. Dover’s SEC file number is 001-04018.

Historical Information of the Common Stock of Dover

The following graph sets forth the historical performance of the common stock of Dover based on the weekly closing price (in U.S. dollars) of the common stock of Dover from January 2, 2003 through June 6, 2008. The closing price of the common stock of Dover on June 6, 2008 was $51.93.

Illinois Tool Works Inc. (“ITW”)

According to its publicly available filings with the SEC, ITW is a multinational manufacturer of a diversified range of industrial products and equipment, including industrial packaging, power systems & electronics, transportation, construction products, food equipment, decorative surfaces and polymers & fluids. The common stock of ITW, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of ITW in the accompanying product supplement AI. ITW’s SEC file number is 001-04797.

Historical Information of the Common Stock of ITW

The following graph sets forth the historical performance of the common stock of ITW based on the weekly closing price (in U.S. dollars) of the common stock of ITW from January 2, 2003 through June 6, 2008. The closing price of the common stock of ITW on June 6, 2008 was $50.16.

Siemens Aktiengesellschaft (“Siemens”)

According to its publicly available filings with the SEC, Siemens, a German company, is a multi-national corporation that primarily operates in the following sectors: energy, industry and healthcare. Siemens manufactures a wide range of industrial and consumer products. The ADSs, each representing one common share of Siemens, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Siemens in the accompanying product supplement AI. Siemens’ SEC file number is 001-15174.

Historical Information of the ADSs of Siemens

The following graph sets forth the historical performance of the ADSs of Siemens based on the weekly closing price (in U.S. dollars) of the ADSs of Siemens from January 2, 2003 through June 6, 2008. The closing price of the ADSs of Siemens on June 6, 2008 was $109.24.

Textron Inc. (“Textron”)

According to its publicly available filings with the SEC, Textron is a multi-industry company that leverages its global network of aircraft, industrial and finance businesses to provide innovative solutions and services around the world. The common stock of Textron, par value $0.125 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Textron in the accompanying product supplement AI. Textron’s SEC file number is 001-05480.

Historical Information of the Common Stock of Textron

The following graph sets forth the historical performance of the common stock of Textron based on the weekly closing price (in U.S. dollars) of the common stock of Textron from January 2, 2003 through June 6, 2008. The closing price of the common stock of Textron on June 6, 2008 was $58.95.

Tyco International Ltd. (“Tyco”)

According to its publicly available filings with the SEC, Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. The common shares of Tyco, par value $0.80 per share (which we refer to as the “common stock of Tyco”), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Tyco in the accompanying product supplement AI. Tyco’s SEC file number is 001-13836.

Historical Information of the Common Stock of Tyco

The following graph sets forth the historical performance of the common stock of Tyco based on the weekly closing price (in U.S. dollars) of the common stock of Tyco from January 2, 2003 through June 6, 2008. The closing price of the common stock of Tyco on June 6, 2008 was $44.01.

United Technologies Corporation (“UTC”)

According to its publicly available filings with the SEC, UTC provides high technology products and services to the building systems and aerospace industries worldwide. The common stock of UTC, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of UTC in the accompanying product supplement AI. UTC’s SEC file number is 001-00812.

Historical Information of the Common Stock of UTC

The following graph sets forth the historical performance of the common stock of UTC based on the weekly closing price (in U.S. dollars) of the common stock of UTC from January 2, 2003 through June 6, 2008. The closing price of the common stock of UTC on June 6, 2008 was $67.01.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 2, 2003 through June 6, 2008. The following graph assumes the Basket Closing Level on June 6, 2008 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement.